EXHIBIT A
                 BEARGUARD FUNDS, INC.
          PLAN OF LIQUIDATION AND DISSOLUTION

This Plan of Liquidation and Dissolution (the "Plan") of Bearguard Funds, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Maryland and an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"), is intended to accomplish the complete liquidation and dissolution of the Corporation in conformity with the laws of the State of Maryland. The Corporation consists of a single series, the Bearguard Fund (the
"Fund"). The outstanding voting shares of the Fund constitute all of the outstanding voting shares of the Corporation.

WHEREAS, on December 28, 2000, the Corporation's Board of Directors (the "Board") unanimously determined that it is in the best interest of the Corporation and its shareholders to liquidate and dissolve the Corporation;
and

WHEREAS, the Board has considered and approved this Plan as the method of liquidating and dissolving the Corporation and has directed that this Plan be submitted to the shareholders of the Corporation for approval;

NOW, THEREFORE, the liquidation and dissolution of the Corporation shall be carried out in the manner hereinafter set forth:

1. Effective Date of Plan. The Plan shall be and become effective only upon the approval by the affirmative vote of a majority of the outstanding voting shares of the Corporation. The day of such approval by the shareholders is hereinafter called the "Effective Date."

2. Cessation of Business. After the Effective Date, the Corporation shall cease its business as an investment company and shall not engage in any business activities except for the purposes of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Corporation's liabilities as provided in Section 4 herein, and distributing its remaining assets of each class ratably among the shareholders of the outstanding shares of that class, in accordance with this Plan.

3. Fixing of Interests and Closing of Books. The proportionate interests of the shareholders in the assets of the Corporation shall be fixed on the basis of their respective holdings at the close of business on the Effective Date. On the Effective Date, the books of the Corporation shall be closed.

4. Liquidation of Assets and Payment of Debts. As soon as is reasonable and practicable after the Effective Date, all portfolio securities of the Corporation shall be converted to cash or cash equivalents. As soon as practicable after the Effective Date, the Corporation shall pay, or make reasonable provision to pay, in full all known or reasonably ascertainable liabilities of the Corporation incurred or expected to be incurred prior to the date of the final liquidating distribution provided for in
     Section 5 below.

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5.   Liquidating Distributions.  As soon as practicable
     after the Effective Date, the Corporation shall mail to each shareholder of record on the Effective Date one or more liquidating distributions equal in the aggregate to the shareholder's proportionate interest in the net assets of the Corporation; and (b) information concerning the sources of each liquidating distribution. Any accrued income or gains will be distributed as part of the liquidating distribution. Upon the mailing of the final liquidation distribution, all outstanding shares of the Corporation will be deemed redeemed and canceled.

6. Expenses of the Liquidation and Dissolution of the Corporation. Skye Investment Advisors LLC shall bear all of the expenses incurred in carrying out this Plan.

7. Deregistration as an Investment Company. Upon completion of the liquidating distribution, the Corporation shall file with the Securities and Exchange
     Commission an application for an order declaring that the Corporation has ceased to be an investment company.

8. Dissolution. As promptly as practicable, the Corporation shall be dissolved in accordance with the laws of the State of Maryland.

9. Power of Directors. In addition to the power of the directors of the Corporation under Maryland law, the Board, and subject to the discretion of the Board, the officers of the Corporation, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of Maryland law, the 1940 Act or the Securities Act of 1933, as amended. The Board shall have the authority to authorize such variations from, or amendments of, the provisions of the Plan (other than the terms governing liquidating distributions) as may be necessary or appropriate to effect the liquidation and dissolution of the Corporation and the distribution of its net assets to shareholders in accordance with the purposes to be accomplished by the Plan.


Accepted and agreed as to Section 6:

Skye Investment Advisors

By:  Skye Investment Advisors LLC

By:  /s/ Paul L. McEntire
     --------------------------------
     Paul L. McEntire

By:  /s/Thomas F. Burns
     --------------------------------
      Thomas F. Burns